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                                      AGREEMENT

    This Agreement ("Agreement") is entered into as of June 21, 1996 between Innovation Group, Ltd., an Iowa corporation with its principal place of business at 409 West 76th Street, Davenport, Iowa 52806 ("Seller"), and Twenty-First Century Metals, Inc., an Illinois corporation with its principal place of business at 990 Lunt Street, Elk Grove Village, Illinois 60007 ("Buyer").

                                      RECITALS:

    1. Seller and Buyer entered into a certain Agreement as of August 1, 1994 (the "August Agreement") in connection with Buyer's purchase of steel pipes and fittings and other metal products ("Products") from Seller. Buyer plans to enter into an agreement (the "Merger Agreement") with Consolidated Stainless, Inc. ("CSI"), under which Buyer will become a wholly-owned subsidiary of CSI. CSI and Buyer expect to close the Merger Agreement at a closing (the "Closing") scheduled for June 21, 1996 (the "Closing Date"). In connection with the Merger Agreement, CSI and Buyer have requested that Seller agree to terminate the August Agreement effective as of the Closing Date and to enter into this Agreement in substitution therefor. Seller is amenable to entering into this Agreement in consideration of certain payment terms contained herein and in consideration of CSI's guaranty of certain obligations of Buyer to Seller.

    2. There are currently outstanding unfilled purchase orders for Products and Products in transit, all in the aggregate amount of a maximum of $190,000.00, which Products shall be subject to the terms of this Agreement.

    3. There are $1,185,312.45 in principal, interest and other obligations owed by Buyer to Seller under the August Agreement for goods delivered prior to the Closing Date, which shall be subject to the terms of this Agreement ("Closing Date Obligation").

    4. Buyer and Seller entered into a security agreement on or about August 1, 1994 (the "Security Agreement"), pursuant to which Buyer granted to Seller a security interest in all of Buyer's assets, including but not limited to inventory purchased from Seller (the "IGL Inventory"). Buyer and Seller desire to amend the Security Agreement to change the definition of collateral of Buyer as to which Seller holds a first lien and security interest.

    NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the parties hereto agree as follows:


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    1.   PAYMENT TERMS FOR CLOSING DATE OBLIGATION.

         (a) Buyer shall pay to Seller at or before the Closing ten percent (10%) of the Closing Date Obligation due to Seller from Buyer as of the Closing Date. The Closing Date Obligation shall include Buyer's obligations as to all Products delivered before the Closing Date, but shall not include the price for Products ordered but delivered to Buyer on or after the Closing Date. Such payment will be made by wire transfer to Seller in accordance with Seller's instructions.

         (b) After payment of the ten percent (10%) of the Closing Date Obligation required by Section 1(a) above, the remaining ninety percent (90%) of the Closing Date Obligation to Seller will be paid by Buyer to Seller as follows: one-third of the unpaid balance of the Closing Date Obligation shall be paid on the date 30 days following the Closing Date; one-half of the remaining unpaid balance of the Closing Date Obligation shall be paid on the date 60 days following the Closing Date; and the entire remaining unpaid balance of the Closing Date Obligation shall be paid on the date 90 days following the Closing Date. In addition, on each such payment date, Buyer's obligation shall include payment of accrued interest on the unpaid amount of the Closing Date Obligation to Seller at the prime rate of Citibank, N.A., New York, New York, until the Closing Date Obligation is paid in full.

    2.   PRODUCTS DELIVERED ON AND AFTER CLOSING DATE.  Payment for all
Products delivered to Buyer or CSI on and after the Closing Date (including but not limited to goods in transit as of the Closing Date) shall be due and payable on terms of net 30 days at prices set forth in the respective purchase orders or as previously agreed by the parties.

    3. SECURITY AGREEMENT. The Security Agreement shall be amended concurrently herewith to change the definition of the collateral of Buyer as to which Seller holds a first lien and security interest to reflect Seller's security interest only in (a) all the inventory of Products of Buyer sold to Buyer by Seller or all the inventory of Buyer the purchase of which by Buyer was financed by Seller, but notwithstanding its sale or financing by Seller, specifically excluding the inventory of Products of Buyer that is physically delivered to Buyer on and after the Closing Date at Buyer's principal place of business identified above in this Agreement; and (b) the proceeds of any such inventory (collectively, the "Collateral"). Inventory of Products sold at any time by Buyer in the ordinary course of Buyer's business shall be sold free and clear of Seller's lien and security interest. The Security Agreement between Buyer and Seller shall be modified in accordance with this Section 3.


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    4.   FUNDS IN LOCK-BOX.  The funds contained in a lockbox pursuant to the terms of the August Agreement as of the Closing Date, will be distributed to Buyer's account or Seller's account in the percentages agreed to by the parties and in effect as of May 31, 1996 and the lockbox shall be closed effective as of the Closing Date. On and after the Closing Date, all payments by Buyer's customers for Products shall not be directed to a lockbox account, but shall be directed as determined by Buyer.

    5. GUARANTY. Concurrently herewith, CSI shall enter into a guaranty of the Closing Date Obligation and the effectiveness of this Agreement is conditioned upon the execution by CSI of such a guaranty in a form satisfactory to Seller.

    6. TERMINATION OF AUGUST AGREEMENT. Subject to and contingent upon Buyer's payment as required under Section 1(a) above, the August Agreement shall terminate effective upon the execution of this Agreement by the parties.

    7. COUNTERPARTS. This Agreement may be signed in multiple counterparts, each of which shall be an original and all of which will constitute one agreement. Copies of this Agreement, executed by the parties and sent via facsimile, may be relied upon in the absence or unavailability of signed originals.

SELLER:                                     BUYER:

INNOVATION GROUP, LTD.                      TWENTY-FIRST CENTURY
                                            METALS, INC.

By: /s/Bonnie Bryant, VP                    By: /s/ Ronald Adams
   ---------------------------                  --------------------------
   Bonnie Bryant                                Name:  Ronald Adams
   Vice-President                                     -------------------------
                                                As:    President
                                                   ----------------------------